                                                                   EXHIBIT 10.98


                            SALE OF ASSETS AGREEMENT

      This Sale of Assets Agreement is entered into this day by and among UNITED GROUP ASSOCIATION, INC., a Texas corporation ("Seller"), RONALD L. JENSEN ("Seller's Shareholder"), and UICI, a Delaware corporation ("Purchaser").

      WHEREAS, Seller operates a business primarily engaged in the sale of insurance and related services. Seller's principal place of business is 5215 North O'Connor, Suite 300, Irving, Texas 75039. Seller owns equipment, inventories, contract rights, leasehold interests, and miscellaneous assets used in connection with the operation of its business; and

      WHEREAS, Purchaser desires to acquire substantially all the assets used in the operation of Seller's business of selling insurance, and Seller desires to sell such assets to Purchaser; and

      WHEREAS, Seller's Shareholder is the sole shareholder of Seller,

      NOW THEREFORE, In consideration of the above recitals and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

      Section 1. Assets Purchased.

      1.1 Assets Purchased. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth herein, the following assets ("Assets"):

            (a) That certain tract of land located at 2121 Precinct Line Road, Hurst, Texas, together with all buildings, improvements, structures and equipment located on the tract.

            (b) That certain tract of land located at 2101-2113 Precinct Line Road, Hurst, Texas, together with all buildings, improvements, structures and equipment located on the tract.

            (c) That certain tract of land located at 9986 Grapevine Highway, Hurst, Texas, together with all buildings, improvements, structures and equipment located on the tract.

PAGE 1 - SALES OF ASSETS AGREEMENT

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            (d) Seller will assign to Purchaser any right, title or interest it has with regard to equipment and supplies located on the properties listed in (a), (b) and (c) above, and all contracts, leases or agreements relating to the operation of its agency business. Conversely, Purchaser agrees to assume those obligations which it reasonably determines are necessary for the operation of the Seller's agency business.

            (e) Seller hereby assigns and transfers to Purchaser any and all rights it has with respect to any agent contracted with it to sell insurance and related services. Seller agrees that any commissions, remuneration or compensation on new business sold after January 1, 1997 shall be the property of Purchaser; however, Seller will retain the rights to any first year or renewal commissions on business sold prior to January 1, 1997. In addition, it is agreed that Seller will receive_______________% as an override with respect to any new business written after January 1, 1997 by any agent contracted with the Seller.

            (f) Seller hereby assigns and transfers to Purchaser all the assets and new business from January 1, 1997 forward with regard to Performance Rewards, Inc. Seller will retain all rights with respect to compensation payable as a result of business produced prior to January 1, 1997. Any bonuses paid with respect to business generated prior to January 1, 1997 regarding Performance Rewards, Inc. will remain the responsibility of Seller's Shareholder. The calculation of amounts owed will be determined by Purchaser and billed to Seller's Shareholder prior to the distribution of any bonuses.

            (g) Seller will assign and Purchaser will assume any lease obligations for premises leased by the Seller. Seller will assign to Purchaser any rents that it is entitled to by virtue of leases executed with third parties occupying any portion of the premises with respect to the properties listed in (a), (b) and (c) above.

            (h) Seller will assign to Purchaser existing agent debit balances of agents contracted with Seller. Purchaser shall have the right to assign to any of its affiliates the rights hereunder to purchase all or any portion of the debit balances hereunder.

            (i) Seller will assign all right, title and interest in and to the following service marks registered in the United States Patent and Trademark Office: Registration No. 1,972,838, registered May 7, 1996, Registration No. 1707122, registered August 11, 1992, and Registration No. 1619021, registered October 23, 1990 (the "Marks"), together with the goodwill of the business symbolized by the Marks and the above registrations thereof. Seller agrees to execute any document necessary to effectuate this transfer.

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            (j) Seller hereby sells, assigns and transfers all of its right, title and interest to all copyrights pertaining to its operation of the agency, including all extensions, renewals and continuations thereof. Seller agrees to execute any document necessary to effectuate this transfer.

            (k) Seller hereby sells, assigns and transfers to Purchaser all of its right, title and interest in and to that certain Agreement dated October 1, 1993 by and between the Seller, Smedsrud, Inc., Milton E. Smedsrud, Concepts in Association Marketing, Inc., and Specialized Association Services, a copy of which is attached hereto, which provides that Seller will receive a percentage of gross income as described therein.

      The total purchase price for the assets listed hereinabove is equal to the net book value of the tangible assets at December 31, 1996. The value of the assets will be determined and the purchase price for the assets shall be agreed upon by the parties at least five (5) business days prior to closing.

      1.2 Employees. Purchaser shall offer to employ those employees of Seller set forth on Exhibit A at the compensation level at which they were employed by Seller on the day prior to the effective date of this Agreement. The employees shall be offered benefits consistent with and on the same terms and conditions as those currently offered to Purchaser's employees. Purchaser shall give such employees credit for service with Seller for purposes of eligibility and vesting with respect to any benefit plan of Purchaser that requires service for eligibility or vesting.

      1.3 Agents Total Ownership Plans. As of December 31, 1996, the unvested number of shares of UICI stock in TOP I and TOP II was 922,587 shares; the estimated amount of shares that will eventually vest under ITOP for the period 1988 through 1996 is 228,190 shares. It is agreed by the parties that either Seller or Seller's Shareholder, as the case may be, will be responsible for providing the matching value for these shares as agreed to by the parties. If the parties cannot agree, either Seller or Seller's Shareholder, as the case may be, will be responsible for the next vesting dates until the total commitment of 1,150,777 shares is completed.

      Section 2. Seller's and Seller's Shareholder Representations and Warranties. Seller and Seller's Shareholder each represent and warrant to Purchaser as follows:

      2.1 Corporate Existence. Seller is now and on the Closing Date will be a corporation duly organized and validly existing and in good standing under the laws of the State of Texas. Seller has all requisite corporate power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

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      2.2 Authorization. The execution, delivery, and performance of this
Agreement have been duly authorized and approved by the board of directors and shareholders of Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

      2.3 Title to Assets. Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances.

      2.4 Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement by Seller and Seller's Shareholder, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

      2.5 Litigation. Seller and Seller's Shareholder have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement.

      2.6 Accuracy of Representations and Warranties. None of the representations or warranties of Seller or Seller's Shareholder contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller and Seller's Shareholder know of no fact that has resulted, or that in the reasonable judgment of Seller's Shareholder will result in a material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Purchaser.

      2.7 Change of Name. Seller will take all action necessary or appropriate to permit Purchaser to legally commence use of Seller's name on the Closing Date.

      2.8 Conditions and Best Efforts. Seller and Seller's Shareholder will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Seller's Shareholder under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

      Section 3. Representations and Covenants of Purchaser. Purchaser represents and warrants as follows:

PAGE 4 - SALES OF ASSETS AGREEMENT

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      3.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

      3.2 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors of Purchaser, and this Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

      3.3 Accuracy of Representations and Warranties. None of the representations or warranties of Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

      3.4 Conditions and Best Efforts. Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's obligations and to consummate this Agreement.

      Section 4. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

      4.1 Representations. Warranties, and Covenants of Seller and Seller's Shareholder. All representations and warranties made in this Agreement by Seller and Seller's Shareholder shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, neither Seller nor Seller's Shareholder shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

      4.2 Conditions of the Business. There shall have been no material adverse change in the manner of operation of Seller's business prior to the Closing Date.

      4.3 No Suits or Actions. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

      Section 5. Purchaser's Acceptance. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the business. Purchaser has not relied on any

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representations made by Seller other than those specified in this Agreement.
Purchaser further acknowledges that neither Seller nor Seller's Shareholder has made any agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

      Section 6. Indemnification and Survival.

      6.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has bee made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate three years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

      6.2 Seller's and Seller's Shareholder's Indemnification.

            6.2.1 Seller and Seller's Shareholder each hereby agree to indemnify and hold Purchaser, it successors, and assigns harmless from and against:

            6.2.2 Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the Closing Date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Seller, Seller's Shareholder, or Purchaser.

            6.2.3 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller and Seller's Shareholder under this Agreement.

            6.2.4 Seller's and Seller's Shareholder's indemnity obligations under this Agreement shall be subject to the following:

            6.2.5 If any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Seller and Seller's Shareholder for indemnification under the provisions of this Section, then Purchaser shall promptly give written notice to

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Seller's Shareholder concerning such claim and Seller's Shareholder shall, at no expense to Purchaser, defend the claim.

            6.2.6 Seller's Shareholder shall not be required to indemnify Purchaser for an amount that exceeds the total purchase price paid by Purchaser pursuant to this Agreement.

      6.3 Purchaser's Indemnification. Purchaser agrees to defend, indemnify, and hold harmless Seller and Seller's Shareholder from and against:

            6.3.1 Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

            6.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

      Section 7. Closing.

      7.1 Time and Place. This Agreement shall be closed at such other time and place as the parties may agree.

      Section 8. Miscellaneous Provisions.

      8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

      8.2 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

      If to Purchaser, to:                    Copy to:
      W. Brian Harrigan, President & CEO      Robert B. Vlach, General Counsel
      UICI                                    UICI
      5215 N. O'Connor, Suite 300             4001 McEwen Drive, Suite 200
      Irving, Texas 75039                     Dallas, Texas 75244

or to such other person or address as Purchaser shall furnish to Seller and Seller's Shareholder pursuant to the above.

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      If to Seller and/or Seller's
      Shareholder, to:                        Copy to:
      Ronald L. Jensen
      5215 N. O'Connor, Suite 300
      Irving, Texas 75039

or to such other address as Seller or Seller's Shareholder furnish to Purchaser pursuant to the above.

      8.3 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator, trial court, and/or appellate court.

      8.4 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      8.5 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday.

      8.6 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

      8.7 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

      8.8 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be In writing and signed by the party against whom enforcement of that amendment is sought.

      8.9 Binding Effect; Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement or any portion thereof to any affiliate of Purchaser without the necessity of seeking the consent of the Seller.

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      8.10 Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

      8.11 Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

      8.12 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

      8.13 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

      8.14 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

      8.15 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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      This Agreement is executed this 3rd day of March, 1997, but to be effective the 1st day of January, 1997.

                                     SELLER:

                                     UNITED GROUP ASSOCIATION, INC.
                                     a Texas corporation

                                     By: /s/ Ronald L. Jensen
                                        ----------------------------
                                        Ronald L. Jensen, President

                                     SELLER'S SHAREHOLDER:

                                     /s/ Ronald L. Jensen
                                     -----------------------------
                                     Ronald L. Jensen, Individually

                                     PURCHASER:

                                     UICI
                                     a Delaware corporation

                                     By: /s/ W. Brian Harrigan
                                         -----------------------------
                                         W. Brian Harrigan, President

PAGE 10 - SALES OF ASSETS AGREEMENT
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                               AMENDMENT NO. 1 TO
                            SALE OF ASSETS AGREEMENT

      This Amendment No. 1 to Sale of Assets Agreement is entered into this 22nd day of July, 1998, by and among UNITED GROUP ASSOCIATION, INC., a Texas corporation ("Seller"), RONALD L. JENSEN, an individual ("Seller's Shareholder"), and UICI, a Delaware corporation ("Purchaser").

      WHEREAS, the parties previously entered into that certain Sale of Assets Agreement dated March 3, 1997, but with an effective date of January 1, 1997; and

      WHEREAS, clarification needs to be made regarding agent renewal commissions;

      NOW, THEREFORE, the parties hereto agree as follow:

      Section 1.1, Paragraph (e) of the Sale of Assets Agreement provided that Seller will receive an override with respect to any new business written after January 1, 1997 by any agent contracted with the Purchaser ("New Business"). This override is calculated and paid as a percentage of all renewal commissions received by Purchaser on New Business. The parties agree that the override percentage which Purchaser shall pay to the Seller is 10% of renewal commissions. Renewal commissions are defined as commissions received by Purchaser from insurance companies, other companies or third parties based on the collection of premiums, dues or monies for any product or service for the thirteenth month and thereafter on New Business after deducting all commission payments to Purchaser's agents. Contingency commissions are included in the definition of renewal commissions, net of agent write -offs. At any point in time, the total amount of agent write-offs applied to Contingency commissions since January 1, 1997 cannot exceed the total amount of contingency commissions received by Purchaser since January 1, 1997.

      Specifically excluded from the definition of renewal commissions are commissions paid to Purchaser related solely to the costs of generating leads. Any write-offs which result from the generation of leads are not considered an agent write-off and applied to contingency commissions.

      All other terms and conditions of the Sale of Assets Agreement remain in full force and effect.

                                    SELLER: UNITED GROUP ASSOCIATION, INC.

                                    By: /s/ Ronald L. Jensen
                                        -----------------------
                                    Ronald L. Jensen, President

                                    SELLER'S SHAREHOLDER

                                    /s/ Ronald L. Jensen
                                    ------------------------------
                                    Ronald L. Jensen, Individually

                                    PURCHASER: UICI

                                    By: /s/ Richard J. Estell
                                        -----------------------------------
                                        Richard J. Estell, Executive Vice
                                        President.

                               AMENDMENT NO. 2 TO
                            SALE OF ASSETS AGREEMENT

      THIS AMENDMENT NO. 2 to Sale of Assets Agreement dated March 3, 1997 (the "Agreement") is entered into this 23rd day of November, 1998, by and among Special Investment Risks, Inc., a Nevada corporation (as successor to United Group Association, Inc.) ("Seller"), Ronald L. Jensen, an individual ("Seller's Shareholder"), UICI, a Delaware corporation ("Purchaser"), Cymun Horner and Vernon Woelke ("Escrowees").

      WHEREAS, as set forth In Section 1.3 of the Agreement, the number of Invested shares of UICI stock In the Agents Total Ownership Plan ("ATOP") total 1,150,777 shares; and

      WHEREAS, the Purchaser agrees and acknowledges that Seller or Seller's Shareholder has no responsibility for any matching shares subsequent to January 1, 1997 and the maximum responsibility of Seller is the 1,150,777 shares; and

      WHEREAS, the Seller or the Seller's Shareholder will be responsible for the next vesting dates until the total commitment of 1,150,777 Is complete; and

      WHEREAS, Seller has funded ATOP's vesting of 567,306 (1/1/97 of 261,728 shares and 290,323 shares for 1/1/98, and has provided 15,255 shares as funding for 1/1/99), which results in a balance of 583,471 shares remaining to vest; and

      WHEREAS, the Purchaser desires to have the Seller escrow the balance of the unvested shares to allow for expeditious processing and funding of the existing ATOP commitments and Seller is willing to do so,

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Seller or Seller's Shareholder hereby agree to deliver to Escrowees 583,471 shares of UICI stock accompanied by appropriately executed stock powers.

      2. On any ATOP vesting date, Seller shall be notified of the market price as of the vesting date with respect to the shares then vesting and Seller shall have ten (10) business days after such notification to allow the commitment to be funded with the escrowed shares or with cash, at Its sole election.

      3. In the event Seller elects to use cash, the vesting commitment Is satisfied and the number of shares of UICI stock represented by the market price on the vesting date shall be released to Seller from escrow within ten (10) business days.

      4. The Escrowees must act jointly in carrying out their responsibilities hereunder.

      The undersigned have executed or caused this Amendment No. 2 to Sale of Assets Agreement to be executed as of the day and year first above written.

SPECIAL INVESTMENT                       UICI
 RISKS, INC.

By: /s/ Gary L. Friedman                 By: /s/ Richard J. Estell
    --------------------                     ------------------------
    Gary L. Friedman                         Richard J. Estell
    Secretary                                Executive Vice President

/s/ Ronald L. Jensen                     /s/ Cymun Homer
-----------------------------------      ----------------------
Ronald L. Jensen, an individual          Cymun Hoer, Escrowee

                                         /s/ Vernon R. Woelke
                                         --------------------------
                                         Vernon R. Woelke, Escrowee

Agreement acknowledged by:

By: /s/ Cymun Homer
    ---------------------------
    Cymun Homer, Administrator
    of the Plan

                               AMENDMENT NO. 3 TO
                             SALE OF ASSET AGREEMENT

This Amendment No. 3 to the Sale of Assets Agreement dated March 3, 1997 ("Agreement") is entered into effective the 1st day of August 1998, by and among Special Investment Risks, Inc., a Nevada corporation (successor to United Group Association, Inc.)("Seller"), and UICI, a Delaware corporation ("Purchaser").

WHEREAS, on August 1, 1998, AvTel Communications, Inc. ("AvTel") was the long distance provider for the Purchaser: and

WHEREAS, Purchaser received a quote from a third party long distance carrier to provide long distance at a lower rate; and

WHEREAS, due to certain vendor relationships, AvTel could not match the third party long distance carrier's rates on August 1, 1998; and

WHEREAS, Purchaser agreed to enter into a one-year contract with AvTel to provide the Purchaser with long distance based upon Seller's commitment to reimburse Purchaser for the difference in the cost between AvTel and the third party long distance provider during term of the one-year contract; and

WHEREAS, Seller and Purchaser believe it is in the mutual best interest of the parties to enter into and continue such contract on its current basis until July 1, 1999.

NOW THEREFORE, the parties hereto agree as follows:

1.    Purchaser agreed to enter into a one-year contract with AvTel.

2. Seller will reimburse Purchaser monthly for the difference between the cost of long distance provided by AvTel and the cost of long distance that the third party carrier could have provided long distance to Purchaser. The amount of the reimbursement shall be calculated by multiplying the interstate minutes by $.007 and the intrastate minutes by $.022. The sum of such amount shall be referred to as the Reimbursement Amount.

3. Purchaser shall reduce the amount of commissions due Seller under Amendment No. 1 by the Reimbursement Amount.

4. On July 31, 1999, the Purchaser's contract with AvTel shall terminate. At such time the Seller's commitment to reimburse the Purchaser the Reimbursement Amount also terminates, regardless if Purchaser renews its contract with Avtel or not.

All other terms and conditions of the Agreement will remain in full force and effect.

SELLER: SPECIAL INVESTMENT RISKS, INC.

/s/ Gary L. Friedman
-----------------------------------------------
By: Gary L. Friedman, Secretary

PURCHASER:   UICI

/s/ Richard J. Estell
-----------------------------------------------
By: Richard  J. Estell, Executive Vice President

                                                                  EXECUTION COPY

                               AMENDMENT NO. 4 TO
                            SALE OF ASSETS AGREEMENT

      This Amendment No. 4 to the Sale of Assets Agreement, dated March 3, 1997, is entered into this 1st day of August 2003, by and among Special investment Risks, Inc., a Nevada corporation (successor to United Group Association, Inc.) ("Seller"), and UICI, a Delaware corporation ("Purchaser").

      WHEREAS, Seller and Purchaser have previously entered into that certain Sale of Assets Agreement dated March 3, 1997, as amended by Amendments Nos. 1, 2 and 3 thereto (as amended, the "Asset Sale Agreement"), and the transactions contemplated thereby were effective as of January 1, 1997;

      WHEREAS, the parties have completed a review of the amounts of renewal commissions that have been paid to Seller through December 31, 2002 pursuant to the terms of the Asset Sale Agreement, which review revealed several terms of the Asset Sale Agreement requiring correction and/or clarification;

      WHEREAS, pursuant to the terms of the Asset Sale Agreement, SLR has been heretofore entitled to receive a percentage of all renewal commissions on all products sold by UGA - Association Field Services, a division of The MEGA Life and Health Insurance Company ("UGA") or its agents;

      WHEREAS, both parties agree that it would be mutually beneficial to simplify the calculation of renewal commissions to be paid pursuant to the terms of the Asset Sale Agreement in the future and, accordingly, the parties intend, in accordance with the terms of this Amendment No. 4, to change the measure of the renewal commissions payable under the Asset Sale Agreement to a percentage of commissionable premiums solely with respect to insurance policies sold by UGA or its agents.

      NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the Seller and the Purchaser hereby agree as follows:

      1. Amendment of Asset Sale Agreement.

            1.1. Purchaser and Seller acknowledge and agree that it was their mutual intent that Seller would receive a renewal commission with respect to all products, whether insurance or otherwise, sold on and after December 31, 1996 by UGA or its agents. In addition, effective January
      1, 1997, Purchaser acquired New United Agency ("NUA") in accordance with the terms of a Stock Purchase Agreement dated March 3, 1997. Purchaser and Seller acknowledge and agree that it was their mutual intent that any products sold by NUA or its agents after December 31, 1996 would be included in the computation of the renewal commissions due Seller pursuant to the terms of the Asset Sale Agreement. Seller has not been entitled to receive, and is not otherwise entitled to receive, a renewal commission on products sold by any other marketing agency of the Purchaser or any other marketing agency of any affiliate of the Purchaser.

            1.2. Purchaser and Seller agree that, effective for all periods commencing on or after the Effective Date (as such term is hereinafter defined), the renewal commission due Seller will be calculated as a percentage of total commissionable renewal premium revenue collected by UICI on only insurance products sold by UGA, rather than as a percentage of the commissions received by UGA on total renewals. In particular, Purchaser and Seller hereby amend the Asset Sale Agreement as follows:

                  1.2.1. For all periods commencing on or after the Effective
            Date, Purchaser shall pay to Buyer 120 basis points (1.20%) times the UGA Commissionable Renewal Premium Revenue (as such term is hereinafter defined) collected in such period. It is agreed and understood that the payment to be made hereunder in the amount of 1.20% of UGA Commissionable Renewal Premium Revenue has been designed to and will take into account the renewal commissions originally intended to be paid on other, non-insurance, products. Purchaser shall make such payment to Seller on a monthly basis on or before the 20th day of each calendar month based on the calculation of the UGA Commissionable Renewal Premium Revenue for the immediately preceding calendar month. Payments shall be made by check payable to Seller at the office of Seller hereinafter designated in Section 6.3 hereof.

                  1.2.2. For purposes of the foregoing Section 1.2.1, the
            following capitalized terms shall have the meanings assigned to them below:

            "Effective Date" shall mean October 1, 2003.

            "UGA Commissionable Renewal Premium Revenue" shall mean, for any period, the commissionable renewal premium revenue collected by UICI with respect to such period on insurance products sold by UGA on which commissions are paid to UGA or to the agents of UGA.

      2. Asset Sale Agreement in Effect. Unless and to the extent amended or modified hereby, the Asset Sale Agreement shall be and remain in full force and effect.

      3. Obligation to Survive Sale or Transfer of UGA. It is agreed and understood that it is the intent of the parties that UICI's obligation hereunder to pay to SIR a percentage of UGA Commissionable Renewal premium revenue as provided in Section 1.2.1 shall survive (a) a sale or other transfer by UICI of all or a part of UGA, (b) an assignment by UICI to an unaffiliated third party of the agency contracts of all or a portion of the agents associated with UGA, and/or (c) a change in control of UICI, provided, further, in each such case, that UICI and SIR or their successor and assigns agree to execute and deliver an appropriate amendment to the Asset Sale Agreement (which execution and delivery will not be unreasonably withheld by either party hereto) to assure that the economic terms of the arrangement created hereby remain unaffected in all material respects.

      4. Mutual Release of Claims. Each of Seller and Purchaser agrees to irrevocably and unconditionally release and hold the other party harmless with respect to all charges, claims and liabilities arising under the Asset Sale Agreement through the Effective Date.

      5. Annual Review. No less frequently than annually and more frequently as required, Seller and Purchaser agree to review the terms of this Agreement and the calculation of UGA Commissionable Renewal Premium Revenue to mutually assure themselves that the intent of the parties as expressed hereunder is not frustrated in any material respect.

      6. UICI Related Party Transaction. This Agreement and the transaction contemplated hereby constitute a "related party transaction" in accordance with policies and procedures established by the Board of Directors of UICI. UICI represents and warrants that, at a meeting of its Board of Directors held on July 29, 2003, a majority of the outside disinterested directors approved this Agreement and the transactions contemplated hereby.

      7. General Provisions.

            7.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

            7.2. Entire Agreement; Amendments. This Agreement may not be amended, modified or supplemented in any respect except by a subsequent written agreement executed by the party affected thereby.

            7.3. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail; return receipt requested, telex, telecopier, or courier to the parties set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received, if sent certified or registered mail; when return receipt is received by the sender, if telexed; when confirmation of transmission is received by the sender, and if sent by courier, the third business day after timely delivery to the courier.

                        If to Seller:
                        Specialized Investment Risks, Inc.
                        C/o JFO Group
                        6500 Belt Line, Suite 170
                        Irving, TX 75063-6049
                        Attn: Ronald L. Jensen

                        If to Purchaser:
                        UICI
                        9151 Grapevine Highway
                        4th Floor
                        North Richland Hills, TX 76180
                        Attn: Mr. Mark D. Hauptman

      7.4. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

      7.5. Titles and Headings. Titles and headings to sections herein are for purposes of reference only, and shall in no way limit, define, or otherwise affect the provisions herein.

      7.6. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. SIR hereby submits to the exclusive jurisdiction of the Texas courts for the purposes of any injunctive relief arising out of or relating to the Agreement. SIR irrevocably waives, to the fullest extent permitted by law, any objection he may now or hereafter have to venue of any injunctive proceeding or arbitration proceeding.

      7.7. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the date first above written.

                                   UICI

                                   By: /s/ Mark Hauptman
                                       -----------------
                                   Name: Mark Hauptman
                                   ITS: V.P.

                                   SPECIALIZED INVESTMENT RISKS, INC.

                                   By: /s/ Ronald L. Jensen
                                   -----------------------
                                   Name: Ronald L. Jensen
                                   Its: Partner